Exhibit 10.31

TRANSACTION AGREEMENT

by and among

BLACKSTONE UTP CAPITAL PARTNERS L.P.,

BLACKSTONE UTP CAPITAL PARTNERS A L.P.,

BLACKSTONE UTP OFFSHORE CAPITAL PARTNERS L.P.,

BLACKSTONE FAMILY MEDIA PARTNERSHIP III L.P.,

UNIVERSAL CITY PROPERTY MANAGEMENT II LLC,

USI ENTERTAINMENT INC.,

VIVENDI UNIVERSAL ENTERTAINMENT LLLP,

UNIVERSAL STUDIOS, INC.,

NBC UNIVERSAL, INC.,

UNIVERSAL CITY FLORIDA HOLDING CO. I

and

UNIVERSAL CITY FLORIDA HOLDING CO. II

Dated as of December 9, 2004

TABLE OF CONTENTS

ARTICLE I AGREEMENTS

1.1 Partners’ Agreement Amendment
1.2 Financing Transactions
1.3 Use of Proceeds
1.4 Loan.
1.5 Fee Balance
1.6 IOA/USF Fees.
1.7 Post-Closing Covenants.
1.8 Special Fee Advance Agreement
1.9 Cross-Ownership of Debt Side Letter
1.10 Efforts
1.11 Borrowers

ARTICLE II THE CLOSING

2.1 The Closing
2.2 Closing Deliveries.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BLACKSTONE ENTITIES

3.1 Capitalization
3.2 Authority; No Conflict

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE NBCU ENTITIES

4.1 Capitalization
4.2 Authority; No Conflict

ARTICLE V CLOSING CONDITIONS

5.1 Conditions to Obligations of the NBCU Entities and the Blackstone Entities

5.2 Conditions to Obligations of the NBCU Entities
5.3 Conditions to Obligations of the Blackstone Entities

ARTICLE VI TERMINATION AND ABANDONMENT

6.1 Termination
6.2 Effect of Termination

ARTICLE VII INDEMNIFICATION

7.1 Survival of Representations and Warranties
7.2 Indemnification by the NBCU Entity
7.3 Indemnification by the Blackstone Entities

ARTICLE VIII MISCELLANEOUS PROVISIONS

8.1 Amendment and Modification
8.2 Waiver
8.3 Notices
8.4 Assignment
8.5 Counterparts
8.6 Entire Agreement
8.7 Fees and Expenses
8.8 Public Announcements
8.9 Severability
8.10 Enforcement
8.11 Choice of Forum
8.12 Waiver of Jury Trial
8.13 Governing Law

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT, dated as of December 9, 2004 (this “Agreement”), by and between Blackstone UTP Capital Partners L.P., a Delaware limited partnership (“Blackstone UTP”), Blackstone UTP Capital Partners A L.P., a Delaware limited partnership (“Blackstone UTP A”), Blackstone UTP Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership (“Blackstone Offshore”), and Blackstone Family Media Partnership III L.P., a Delaware limited partnership (“Blackstone FMP” and, together with Blackstone Offshore, Blackstone UTP A and Blackstone UTP, the “Blackstone Entities”), Universal City Property Management II LLC, a Delaware limited liability company (“UniCo II”), Vivendi Universal Entertainment LLLP, a Delaware limited liability limited partnership (“VUE”), USI Entertainment Inc., a Delaware corporation (“USI”), Universal Studios, Inc., a Delaware corporation (“Universal”), NBC Universal, Inc., a Delaware corporation (“NBC Universal,” together with UniCo II, VUE, USI and Universal, the “NBCU Entities”), Universal City Florida Holding Co. I, a general partnership organized under the laws of the State of Florida (“Holding I”) and Universal City Florida Holding Co. II, a general partnership organized under the laws of the State of Florida (“Holding II”).

W I T N E S S E T H:

WHEREAS, (a) the Blackstone Entities hold a general partnership interest (the “Blackstone Holding I Interest”) and (b) UniCo II holds a general partnership interest (the “NBCU Holding I Interest”) in Holding I, governed by the Second Amended and Restated Agreement of General Partnership of Holding I, dated as of July 27, 2000 (as amended, the “Holding I Partnership Agreement”), by and among the Blackstone Entities and UniCo II;

WHEREAS, (a) the Blackstone Entities hold a general partnership interest (the “Blackstone Holding II Interest”) and (b) UniCo II holds a general partnership interest (the “NBCU Holding II Interest”) in Holding II. governed by the Second Amended and Restated Agreement of General Partnership of Holding II, dated as of July 27, 2000 (as amended, the “Holding II Partnership Agreement”), by and among the Blackstone Entities and UniCo II;

WHEREAS, in connection with the Closing (as such term is defined below), the Blackstone Entities will contribute the Blackstone Holding I Interest and the Blackstone Holding II Interest to certain affiliates of the Blackstone Entities (which contributions shall be structured to be disregarded for U.S. federal income tax purposes);

WHEREAS, Holding I is the sole limited partner and Holding II is the sole general partner of Universal City Development Partners, Ltd., a limited partnership organized under the laws of the State of Florida (“UCDP”) and governed by the Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd., dated as of June 5, 20012 (as amended, the “UCDP Partnership Agreement,” and together with the Holding I Partnerships Agreement and the

Holding II Partnership Agreement, the “Partnership Agreements”), by and between Holding I and Holding II;

WHEREAS, the Blackstone Entities and the NBCU Entities desire to amend and restate the Amended and Restated Partners’ Agreement, dated as of July 27, 2000 (as amended, the “Partners’ Agreement”), by and among the Blackstone Entities, UniCo II and Universal; and

WHEREAS, the Blackstone Entities and the NBCU Entities desire to cause Holding I and Holding II to issue the Holdings Notes (as such term is defined herein) and to complete the refinancing of the Credit Agreement (as such term is defined herein).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AGREEMENTS

1.1                                 Partners’ Agreement Amendment. The Blackstone Entities and the NBCU Entities hereby agree that the amendment and restatement of the Partners’ Agreement, substantially in the form attached hereto as Exhibit A will be executed and become effective as of the Closing Date (as such term is defined herein).

1.2                                 Financing Transactions. The Blackstone Entities and the NBCU Entities hereby agree to use their commercially reasonable efforts to cause Holding I and Holding II to (a) consummate the issuance of $450 million of senior fixed and floating rate notes due 2010 (the “Holdings Notes”) as contemplated by the offering memorandum attached hereto as Exhibit B-1 (the “Holdings Offering Memorandum”) and (b) cause UCDP to consolidate, restate and renew (i) the Amended and Restated Credit Agreement, dated as of November 5, 1999, as amended as of July 25, 2000, December 19, 2001, March 28, 2002 and March 28, 2003 (the “Term Credit Agreement”), and (ii) the Credit Agreement, dated as of March 28, 2003 (the “Revolving Credit Agreement” and together with the Term Credit Agreement, the “Credit Agreement”), each among UCDP, the banks listed therein and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent, as contemplated by the commitment letter attached hereto as Exhibit B-2 (the “Credit Agreement Commitment Letter”). The issuance of the Holdings Notes and the refinancing of the Credit Agreement will hereinafter be referred to collectively as the “Financing.” The Blackstone Entities and the NBCU Entities hereby agree to cause Holding I and Holding II and their respective affiliates and representatives to provide all reasonably necessary cooperation in connection with the foregoing, including, without limitation, the execution and delivery of any underwriting or placement agreements, indentures or other definitive financing documents or other requested certificates, documents or financial information as may be requested in connection with the Financing.

1.3                                 Use of Proceeds. The Blackstone Entities and the NBCU Entities hereby agree that they will cause Holding I and Holding II to use a portion of the proceeds from the Financing to: (i) make aggregate partnership distributions of $225 million on a pro-rata basis to each of the Blackstone Entities, (ii) make partnership distributions of $225 million to UniCo II, (iii) make the Fee Payment (as such term is defined herein) and (iv) pay transaction fees and expenses associated with the Financing and the transactions contemplated by this Agreement.

1.4                                 Loan.

(a)                                  On the Closing Date, NBC Universal and the Blackstone Entities agree to use their commercially reasonable efforts to cause JPMorgan and/or one or more other lenders to make a loan (the “Loan”) to Blackstone UTP Capital LLC, Blackstone UTP Capital A LLC, Blackstone UTP Offshore Capital LLC and Blackstone Family Media III LLC (collectively, the “Borrowers”) in the original aggregate principal amount of One Hundred Seventy-Eight Million Dollars ($178,000,000) (the “Loan Proceeds”) substantially on the terms and conditions set forth in definitive loan documentation attached hereto as Exhibit C-1 (the “Loan Agreement”), with such modifications as have been agreed upon by each of the parties thereto, in their sole discretion, prior to the Closing Date. The loan made pursuant to the Loan Agreement shall be non-recourse to the Blackstone Entities (other than the Borrowers) and secured by a first priority pledge of the Blackstone Entities’ ownership interests in Holding I and Holding II. NBC Universal hereby agrees to guarantee (the “Guarantee”) the Loan substantially on the terms and conditions set forth in the guarantee attached hereto as Exhibit C-2 (the “Guarantee Agreement”). Notwithstanding anything to the contrary contained in this Agreement, the Loan Agreement, the Guarantee or any other document related thereto (the “Loan Documents”), whether expressly stated, implied or otherwise interpreted or construed, each of the NBCU Entities agrees for itself and its respective successors and assigns that: (i) recourse of such parties with respect to the obligations of any Borrower under the Loan Documents and with respect to any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, in any way relating to any of the Loan Documents or any of the transactions contemplated thereby or any other document related thereto are limited solely to such Borrower and to the Collateral (as such term is defined in the Loan Agreement) that secures such Borrower’s Secured Obligations (as such term is defined in the Loan Agreement), and (ii) such parties shall not have any recourse or other rights or remedies at law or in equity against any of the respective officers, equity interest holders, members, agents, employees and representatives of any Borrower (collectively, the “Non-Recourse Parties”), and hereby forever unconditionally waive, release and discharge each of such Non-Recourse Parties from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, in each case in any way relating to any of the Loan Documents or any of the transactions contemplated thereby or any other document related thereto. The NBCU Entities hereby acknowledge that (i) the Borrowers are newly-formed entities whose sole assets consist of the Collateral, and (ii) immediately upon receipt of the Loan Proceeds, the Borrowers will distribute the Loan Proceeds to their respective equity holders; provided, however, that notwithstanding the foregoing, nothing in this Section 1.4(a) shall limit or affect or be construed to limit or affect the obligations and liabilities of any Non-Recourse Party (i) in accordance with the terms of any agreement related to or entered into in connection with the Financing, other than the Loan Documents, to which such Non-Recourse Party is a party or (ii) arising from liability pursuant to applicable law for such Non-Recourse Party’s fraudulent actions.

(b)                                 The Blackstone Entities and NBC Universal agree, and they agree to cause their respective affiliates and representatives, to provide all reasonably necessary cooperation in connection with the arrangement of the Loan and the Guarantee, including, without limitation, the execution and delivery of the Loan Agreement, the Guarantee Agreement and other related documentation. On the Closing Date, the Blackstone Entities shall make a payment to NBC Universal in the amount of the estimated “Guarantee Fee” calculated in accordance, with the method set forth on Exhibit C-3 hereto. Within ten (10) days of the date of repayment (the “Repayment Date”) in full of the loan made pursuant to the Loan Agreement, the Blackstone Entities shall provide written notice (the “Repayment Notice”) of such repayment to NBC Universal, and such notice shall include a recalculation of the guarantee fee (the “Actual, Fee”) in accordance with the method set forth on Exhibit C-3, substituting the actual amortization, applied interest rates and repayment schedule of such loan. In the event that (a) the Actual Fee is greater than the Guarantee Fee, then the Blackstone Entities shall, as soon as reasonably, practicable after delivery of the Repayment Notice (but in no event more than 10 days after delivery of the Repayment Notice), deliver to NBC Universal, in immediately available funds, an amount equal to the Actual Fee less the Guarantee Fee or (b) the Guarantee Fee is greater than the Actual Fee, then NBC Universal shall, as soon as reasonably practicable after delivery of the Repayment Notice (but in no event more than 10 days after receipt of the Repayment Notice), deliver to an account designated by the Blackstone Entities in the Repayment Notice, an amount equal to the Guarantee Fee less the Actual Fee. In the event that at maturity of the loan under the Loan Agreement (a) aggregate partnership distributions to the Blackstone Entities (including distributions paid to JPMorgan in accordance with Section 1.7(c)) from Holding I and Holding II have not been made in an amount sufficient to repay the loan in its entirety and (b) there has been no default under the Loan Agreement which is continuing (other than a default that is the result of the failure to pay interest and principal on the loan at maturity of the loan under the Loan Agreement), NBC Universal and the Blackstone Entities will use their respective commercially reasonable efforts and shall cooperate in obtaining refinancing of the then outstanding balance of the loan under the Loan Agreement (the “Loan Refinancing”) with a third-party lender or otherwise (which shall not be the Blackstone Entities), with substantially similar terms as those currently represented by the Loan Agreement, the Guarantee and the Guarantee Fee. NBC Universal shall provide the credit enhancement necessary, for up to an additional five (5) year term following the maturity of the loan under the Loan Agreement, to obtain the Loan Refinancing. The credit enhancement shall be a guarantee of NBC Universal, similar to the Guarantee, or, if required by the lenders in the Loan Refinancing, the form of credit enhancement required (which may include other guarantees, cash collateral or a letter of credit) for the lenders to consummate the Loan Refinancing. For the avoidance of doubt, any Loan Refinancing

(i) will be non-recourse to the Blackstone Entities (other than the Borrowers), (ii) shall bear interest that is payable in kind, or entirely serviceable through partnership distributions to the Blackstone Entities from Holding I and Holding II or a concurrent revolving credit facility, and (iii) will have default and acceleration provisions substantially similar to those in the Loan Agreement.

1.5                                 Fee Balance. Schedule A attached hereto sets forth, as of September 26, 2004, the balance, both prior to and after giving pro forma effect to the Fee Payment and the Universal Fee Forgiveness (as such term is defined herein), of the outstanding: (i) Special Fee (as such term is defined in the UCDP Partnership Agreement) relating to the Gate 2 Gross (as such term is defined in the UCDP Partnership Agreement) (the “IOA Fee”) owed by UCDP to an entity designated by USI, VUE or Universal, as applicable, pursuant to Section 20(b) of the UCDP Partnership Agreement (the “Fee Payee”) and (ii) Special Fee relating to the Project 1 Gross (as such term is defined in the UCDP Partnership Agreement) (the “USF Fee,” and together with the IOA Fee, the “Universal Fees”) owed by UCDP to the Fee Payee, in each case, in accordance with Section 20 of the UCDP Partnership Agreement.

1.6                                 IOA/USF Fees.

(a)                                  The Blackstone Entities and the NBCU Entities agree that, concurrent with the Closing, they will cause Holding I and Holding II to pay $70 million to the Fee Payee to purchase the $70 million most recently accrued but unpaid receivables resulting from the IOA Fee owed to the Fee Payee (the “Fee Payment”).

(b)                                 The parties hereto acknowledge that, concurrent with the Closing, the next most recently accrued $50 million of unpaid deferred Universal Fees will be forgiven (the “Universal Fee Forgiveness”).

(c)                                  Except to the extent required by a change in law, the Blackstone Entities, the NBCU Entities, Holding I and Holding II each agree to treat (and cause each of their affiliates to treat) the transactions effected pursuant to Section 1.6(b) as giving rise to a $50 million deduction to UniCo II and an equal amount of taxable income to UCDP, which taxable income will be allocated by UCDP to Holding I and Holding II and then allocated by Holding I and Holding II, 50% to the Blackstone Entities, on the one hand, and 50% to UniCo II, on the other hand, for U.S. federal income tax purposes, and the capital accounts of the partners will be adjusted accordingly for accounting purposes.

1.7                                 Post-Closing Covenants.

(a)                                  From and after the Closing, subject to the restrictions contained in the Credit Agreement (as amended as contemplated by the Credit Agreement Commitment Letter), the UCDP Notes (as such term is defined herein) and applicable law, but in addition to the tax distributions required by Section 19(b) of the UCDP Partnership Agreement, the Blackstone Entities and the NBCU Entities hereby agree to cause Holding I and Holding II, and they agree ‘to cause their respective affiliates and representatives, to:

(i)                         first, cause UCDP to make partnership distributions to Holding I and Holding II in amounts sufficient to enable Holding I and Holding II to pay all accrued and unpaid interest on the Holdings Notes as such interest becomes due in accordance with the terms of the Holdings Notes, and

(ii)                      second, cause UCDP to make partnership distributions to Holding I and Holding II in amounts sufficient: (A) to fund any cash needs of Holding I or Holding II, (B) at the option of the NBCU Entities, for Holding I and Holding II to purchase from time to time any accrued but unpaid receivables owed to the Fee Payee in connection with the Universal Fees, (C) to make partnership distributions to the partners of Holding I and Holding II and (D) for such other uses as may be determined by Holding I and Holding II, respectively; provided, that no distribution contemplated by this Section 1.7(a)(ii) shall be made unless, after giving effect to such distribution (1) UCDP would be permitted, in accordance with Section 4.11 of the Indenture, dated March 28, 2003 (as amended, the “Indenture”) by and among UCDP, UCDP Finance, Inc. (“UCDP Finance”) and the Bank of New York, as trustee, to make at least $50 million in additional distributions to Holding I and Holding II, in the aggregate and (2) UCDP would hold at least $20 million in cash after payment of all interest due, and payable on the UCDP Notes at the time of the distribution.

(b)                                 The Blackstone Entities and the NBCU Entities hereby agree: (i) that, as of the Closing Date, the requirement set forth in the fourth paragraph of Section 20(b) of the UCDP Partnership Agreement (the “Deferral Provision”) that the Blackstone Entities, as general partners of Holding II, shall receive an amount equal to $234,700,000 by way of distributions from Holding II prior to payment of the IOA Fee, shall have been satisfied, and the deferred, current and future IOA Fees will no longer be subject to the Deferral Provision and shall be paid as and when permitted by the other terms of Section 20 of the UCDP Partnership Agreement and the terms of the Indenture and (ii) not to impose, on or after the Closing Date, any restrictions or limitations on the payment of the Universal Fees after the Closing, including upon the refinancing, if any, of the 113%% Senior Notes due 2010 (the “UCDP Notes”) issued by UCDP and UCDP Finance (the “UCDP Note Refinancing”). Effective as of the Closing Date, the Blackstone Entities agree to permanently waive all of their respective rights pursuant to Section 19(i) of the UCDP Partnership Agreement to cause UCDP to incur additional indebtedness (or refinance its existing indebtedness). In the event of a UCDP Note Refinancing, the Blackstone Entities and the NBCU Entities agree that the UCDP Partnership Agreement shall be amended to delete Section 19(i) and the fourth paragraph of Section 20(b) of such agreement.

(c)                                  The Blackstone Entities agree that, from and after the Closing, each of them shall assign and direct that all amounts that would otherwise be paid to the Blackstone Entities by Holding I or Holding II as a distribution pursuant to the Holding I Partnership Agreement and the Holding II Partnership Agreement (other than

Adjusted Tax Distributions, as defined below) shall instead be paid directly to JPMorgan and applied as payments of interest and/or principal on the loan contemplated by the Loan Agreement until such time as all amounts owing to the lenders pursuant to the Loan Agreement have been fully satisfied and discharged and all obligations under the Guarantee have been released. For the purposes of this Subsection 1.7(c), “Adjusted Tax Distributions” shall mean a Tax Distribution that, but for this Section 1.7(c), would have been made to the Blackstone Entities pursuant to Section 19(b) of the Holding I Partnership Agreement and Section 19(b) of the Holding II Partnership Agreement, reduced by (without duplication) the product of (i) the amount of interest, expenses and guarantee fees in respect of the Loan or the Guarantee that are deductible for U.S. federal income tax purposes, as reasonably determined by the Blackstone Entities and (ii) the combined tax rate described in the definition of Hypothetical Income Tax in Section 19(b) of the Holding II Partnership Agreement for the period in which such amounts are deductible. For the avoidance of doubt, so long as payments are required to be made to JP Morgan pursuant to this Section 1.7(c), the Blackstone Entities shall be entitled to receive Adjusted Tax Distributions at the time and in the manner determined under Section 19(b) of the Holding I Partnership Agreement and the Holding II Partnership Agreement, respectively, and this Section 1.7(c), in lieu of Tax Distributions.

(d)                                 The Blackstone Entities agree that, from and after the Closing, until such time as the loan outstanding under the Loan Agreement has been fully satisfied and discharged and all obligations under the Guarantee have been released, none of the Blackstone Entities shall (i) transfer, directly or indirectly, all or any part of its interest in UCDP, Holding I or Holding II (other than to an affiliate of a Blackstone Entity as permitted under the applicable Partnership Agreement), (ii) allow or suffer any lien on its interests in Holding I or Holding II, other than the lien arising under the Loan Agreement, or (iii) directly or indirectly capitalize any of the Borrowers unless each Borrower is capitalized pro-rata with the other Borrowers according to its Percentage Interest (as defined in the Loan Agreement).

(e)                                  The Blackstone Entities and the NBCU Entities hereby agree to cause Holding I and Holding II to hold any receivables purchased from the Fee Payee, without attempting collection of payment, until such time as the Blackstone Entities and the NBCU Entities mutually agree in writing to cause Holding I and Holding II to pursue payment of such receivables from UCDP.

(f)                                    The Blackstone Entities agree that, from and after the Closing, none of such entities shall transfer, directly or indirectly, all or any part of its interest in UCDP, Holding I or Holding II (other than to a Blackstone Entity), unless and until the transferee of such interest affirmatively agrees in writing to succeed to all of the obligations and agreements of the Blackstone Entities set forth in this Section 1.7 (other than, in a transfer to a non-affiliate of the Blackstone Entities, Sections 1.7(c) and 1.7(d) which will be satisfied by their terms prior to such transfer).

(g)                                 The Blackstone Entities agree and acknowledge that, from and after the Closing, in the event that the NBCU Entities sell their interest, directly or indirectly, in UCDP, (i) the Blackstone Entities shall continue to perform all of their respective obligations pursuant to Sections 1.7(a), 1.7(b), 1.7(c), 1.7(d) and 1.7(f) hereof and (ii) the Blackstone Entities shall, on a timely basis, provide NBC Universal with a copy of all financial information required to be provided from time to time to the lenders that are parties to the Credit Agreement, in each case until such time as the Loan Agreement shall have been fully satisfied and discharged and all obligations under the Guarantee have been released.

1.8                                 Special Fee Advance Agreement. The Blackstone Entities, VUE, UniCo II, Holding I and Holding II each agree, as of the Closing, that the Special Fee Advance Agreement (the “Special Fee Advance Agreement”), dated as of March 28, 2003, by and among the Blackstone Entities, VUE, UniCo II, Holding I and Holding II shall be terminated and of no further force and effect. On the Closing Date, the NBCU Entities shall cause a payment to be made to the Blackstone Parties, in proportion to their ownership interests in Holding I and Holding II, in an aggregate amount of $7.5 million plus interest to the Closing Date (the “Fee Loan”), with such interest calculated in accordance with the provisions of the Special Fee Advance Agreement.

1.9                                 Cross-Ownership of Debt Side Letter. The Blackstone Entities and the NBCU Entities hereby agree that, upon consummation of the Closing, each of the Blackstone Entities, Universal, UniCo II and General Electric Company, a New York corporation, will enter into a side letter (the “Side Letter”) substantially on the terms set forth in the side letter attached hereto as Exhibit D regarding the acquisition or ownership by any of the Blackstone Entities, directly or indirectly, of any interest in any indebtedness issued by Holding I, Holding II or UCDP.

1.10                           Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

1.11                           Borrowers. At such time as the ownership interests of the Blackstone Entities in Holding I and Holding II are transferred to the Borrowers, each of the parties hereto shall, and the Blackstone Entities shall cause each of the Borrowers to, execute a joinder to this Agreement in the form attached hereto as Exhibit E whereby, as of the date of such transfer, each such Borrower shall become a party to this Agreement and shall have all of the obligations of, and shall be treated for all purposes as, a “Blackstone Entity” pursuant to the terms of this Agreement.

ARTICLE II

THE CLOSING

2.1                                 The Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VI, and subject to the satisfaction or waiver of the conditions set forth in Article V, the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. on the second business day (the “Closing Date”), following the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof)), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another date, time or place is agreed to in writing by the parties hereto. The Closing shall be deemed effective as of 12:01 a.m., New York City time, on the Closing Date.

2.2                                 Closing Deliveries.

(a)                                  At the Closing, the Blackstone Entities shall deliver or cause to be delivered to the NBCU Entities:

(i)                         duly executed counterparts of the Partners’ Agreement, substantially in the form attached hereto as Exhibit A;

(ii)                      duly executed counterparts of the Loan Agreement, substantially in the forms attached hereto as Exhibits C-1;

(iii)                   the certificates contemplated by Section 5.2(a)(iii);

(iv)                  payment by wire transfer, to an account designated by NBC Universal in writing no less than three days prior to the Closing Date, of the Guarantee Fee; and

(v)                     all other documents, instruments and writings required to be delivered by the Blackstone Entities pursuant to this Agreement and such other documents, instruments and writings as counsel for the Blackstone Entities and the NBCU Entities mutually agree to be reasonably necessary to consummate the transactions described herein.

(b)                                 At the Closing, the NBCU Entities shall deliver or cause to be delivered to the Blackstone Entities:

(i)                         duly executed counterparts of the Partners’ Agreement, substantially in the forms attached hereto as Exhibit A;

(ii)                      counterparts of the Loan Agreement, as duly executed by JP Morgan, and the Guarantee Agreement, as duly executed by NBC Universal, substantially in the forms attached hereto as Exhibits C-1 and C-2;

(iii)                   the certificates contemplated by Section 5.3(a)(iii);

(iv)                  payment by wire transfer, to (A) accounts designated by and (B) in the proportion designated by, the Blackstone Entities in writing no less than three days prior to the Closing Date, of the Fee Loan; and

(v)                     all other documents, instruments and writings required to be delivered by the NBCU Entities pursuant to this Agreement and such other documents, instruments and writings as counsel for the Blackstone Entities and the NBCU Entities mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BLACKSTONE ENTITIES

Each of the Blackstone Entities, jointly and severally, represents and warrants to the NBCU Entities as follows:

3.1                                 Capitalization. The Blackstone Holding I Interest represents a 50% general partnership interest in Holding I. The Blackstone Holding II Interest represents a 50% general partnership interest in Holding II. The Blackstone Entities directly own and immediately prior to the Closing will own the Blackstone Holding II Interest and the Blackstone Holding I Interest, in each case, free and clear of all Liens, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Blackstone Holding I Interest or the Blackstone Holding II Interest.

3.2                                 Authority; No Conflict. Each of the Blackstone Entities is duly organized and existing in good standing under the laws of the state of its organization with full power and authority to enter into this Agreement; this Agreement constitutes the legal, valid and binding obligation of such Blackstone Entity enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights or creditors generally and subject to the general powers of a court of equity; the execution and performance of this Agreement by such Blackstone Entity does not and will not violate any provision of, or constitute a default under, or breach of any agreement or other instrument, order, arbitration award, judgment or decree to which such Blackstone Entity is a party or by which any of its assets is bound.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE NBCU ENTITIES

Each of the NBCU Entities, jointly and severally, represents and warrants the Blackstone Entities as follows:

4.1                              Capitalization. The NBCU Holding I Interest represents a 50% general partnership interest of UniCo II in Holding I. The NBCU Holding II Interest represents a 50% general partnership interest of UniCo II in Holding II. The NBCU Entities indirectly own through UniCo II and immediately prior to the Closing will indirectly own through UniCo II the NBCU Holding II Interest and the NBCU Holding I Interest, in each case, free and clear of all Liens, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the NBCU Holding I Interest or the NBCU Holding II Interest.

4.2                                 Authority; No Conflict. Each of the NBCU Entities is duly organized and existing in good standing under the laws of the state of its organization with full power and authority to enter into this Agreement; this Agreement constitutes the legal, valid and binding obligation of such NBCU Entity enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights or creditors generally and subject to the general powers of a court of equity; the execution and performance of this Agreement by such NBCU Entity does not and will not violate any provision of, or constitute a default under, or breach of any agreement or other instrument, order, arbitration award, judgment or decree to which such NBCU Entity is a party or by which any of its assets is bound.

ARTICLE V

CLOSING CONDITIONS

5.1                                 Conditions to Obligations of the NBCU Entities and the Blackstone Entities. The obligations of the NBCU Entities and the Blackstone Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver), at or prior to the Closing, of each of the following conditions:

(a)                                  Litigation. No action, suit, proceeding, statute, rule, regulation, order, decree, judgment, injunction, restraining order or investigation by or before any court, administrative agency or other governmental authority shall have been enacted, issued, enforced or commenced: (i) which has the effect of restraining, prohibiting or invalidating or otherwise materially interfering with the transactions contemplated by this Agreement; (ii) involving any challenge to, or which seeks damages or other relief in connection with, the transactions contemplated by this Agreement; or (iii) which may materially affect the right of either party to own, operate or control, directly or indirectly, after the Closing, its respective partnership interests in Holding I, Holding II and/or UCDP, as applicable.

(b)                                 Amendment to the Partners’ Agreement. The amendment to the Partners’ Agreement, substantially in the form attached hereto as Exhibit A will have been executed.

(c)                                  Financing Transactions. (i) Holding I and Holding II will have issued the Moldings Notes as contemplated by the Holdings Offering Memorandum attached hereto as Exhibit B-1, and UCDP shall have entered into the Amended and Restated Credit Agreement as contemplated by the Credit Agreement Commitment Letter attached hereto as Exhibit B-2 and (ii) the Blackstone Entities, on the other hand, and the NBCU Entities, on the other hand, shall have received the partnership distributions contemplated by Section 1.3 hereof.

(d)                                 Loan. The Loan Agreement, substantially in the form attached hereto as Exhibit C-1, with such modifications that have been agreed upon by each of the parties, in their sole discretion, prior to the Closing Date, and the Guarantee Agreement, substantially in the form attached hereto as Exhibit C-2, will have been executed by the parties thereto, along with any other documentation required to be executed in connection with the Loan and the Guarantee.

(e)                                  Side Letter. The Side Letter, substantially in the form attached hereto as Exhibit D, shall have been executed and delivered by each of the parties thereto.

5.2                                 Conditions to Obligations of the NBCU Entities. The obligations of the NBCU Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver), at or prior to the Closing, of each of the following additional conditions:

(a)                                  Representations, Warranties and Covenants. (i) The representations and warranties of each of the Blackstone Entities contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; (ii) the agreements contained in this Agreement to be complied with by the Blackstone Entities on or before the Closing shall have been complied with in all material respects; and (iii) the NBCU Entities shall have received a certificate from each of the Blackstone Entities to such effect signed by a duly authorized executive officer of each Blackstone Entity.

(b)                                 Consents and Approvals. The Blackstone Entities shall have obtained any and all permits, authorizations, consents or approvals of any public body or authority which are required for the lawful consummation by the Blackstone Entities of the transactions contemplated hereby.

(c)                                  Guarantee Fee. The Blackstone Entities shall have paid the Guarantee Fee in accordance with Sections 1.4 and 2.2(a)(iv).

(d)                                 Fee Payment. The Fee Payee shall have received the Fee Payment in accordance with Section 1.6.

(e)                                  Amendment. The amendment contemplated by Section 1.11 shall have been executed and delivered by each of the Borrowers.

5.3                                 Conditions to Obligations of the Blackstone Entities. The obligations of the Blackstone Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver), at or prior to the Closing, of each of the following additional conditions:

(a)                                  Representations, Warranties and Covenants. (i) The representations and warranties of the NBCU Entities contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; (ii) the covenants contained in this Agreement to be complied with by the NBCU Entities on or before the Closing shall have been complied with in all material respects; and (iii) the Blackstone Entities shall have received a certificate from each of the NBCU Entities to such effect signed by a duly authorized executive officer of each NBCU Entity.

(b)                                 Consents and Approvals. The NBCU Entities shall have obtained any and all permits, authorizations, consents or approvals of any public body or authority which are required for the lawful consummation by the NBCU Entities of the transactions contemplated hereby.

(c)                               Fee Loan. The NBCU Entities shall have paid the Fee Loan in accordance with Sections 1.8 and 2.2(b)(iv).

(d)                                 Loan Proceeds. The Borrowers shall have received the Loan Proceeds in accordance with the terms of the Loan Agreement substantially in the form attached hereto as Exhibit C-1, with such modifications that have been agreed upon by each of the parties, in their sole discretion, prior to the Closing Date.

ARTICLE VI

TERMINATION AND ABANDONMENT

6.1                                 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)                                  either the NBCU Entities, on the one hand, or the Blackstone Entities, on the other hand, if the Closing shall not have occurred by December 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b)                                 the mutual written consent of the NBCU Entities, on the one hand, and the Blackstone Entities, on the other hand.

6.2                                 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void, and there shall be no liability on the part of either party hereto except nothing herein shall relieve any party from liability for any fraud or for an intentional breach of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1                                 Survival of Representations and Warranties. The representations and warranties of the NBCU Entities and the Blackstone Entities contained in this Agreement shall survive the Closing.

7.2                                 Indemnification by the NBCU Entity. The NBCU Entities shall indemnify and hold harmless the Blackstone Entities and their affiliates and each of their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons from and against all liabilities, losses or damages, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses) (“Liabilities”), relating to or arising from the breach of any of the representations, warranties, covenants or agreements of the NBCU Entities contained in this Agreement.

7.3                                 Indemnification by the Blackstone Entities. The Blackstone Entities shall indemnify and hold harmless the NBCU Entities and its affiliates and each of their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons from and against all Liabilities, relating to or arising from the breach of any of the representations, warranties, covenants or agreements of the Blackstone Entities contained in this Agreement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1                                 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto at any time with respect to any of the terms contained herein.

8.2                                 Waiver. No waiver by any party hereto of any of the provisions hereof or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be effective and valid unless explicitly set forth in writing and executed by the party hereto waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement; including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party hereto taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder shall not operate or be construed as a waiver of any other prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.3                                 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid or sent by telegram or facsimile, as follows:

(a)                                  if to the Blackstone Entities, to it at:

c/o Blackstone Media Management Associates III L.L.C.
345 Park Avenue
New York, NY 10154
Facsimile: (212) 583-5703
Attention: Howard A. Lipson

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (212) 735-2000
Attention: Mark C. Smith, Esq.

Allison R. Schneirov, Esq.

(b)                                 if to the NBCU Entities, to it at:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, NY 10112
Facsimile: 212-664-4733
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile: 212-259-6333
Attention: Steven R. Loeshelle, Esq.

or to such other person or address as a party hereto shall specify by notice in writing to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or, in the case of notice by facsimile, when receipt thereof is confirmed by telephone.

8.4                                 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto (or their respective successors and permitted assigns) any rights (whether legal or equitable), benefits, obligations, liabilities or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that: (i) each Blackstone Entity may assign its rights, interests and obligations to an affiliate of such Blackstone Entity, without the consent of the NBCU Entities, but no such assignment shall relieve such Blackstone Entity of its obligations hereunder and (ii) each NBCU Entity may assign its rights, interests and obligations to an affiliate of such NBCU Entity, without the consent of the Blackstone Entities, but no such assignment shall relieve such NBCU Entity of its obligations hereunder.

8.5                                 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

8.6                                 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings, oral and written between the parties with respect to the subject matter hereof.

8.7                                 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly provided herein, each of the Parties shall pay its own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any agent, broker, finder, investment banker, financial advisor or agent retained by such party hereto in connection with the transactions contemplated by this Agreement; provided, that $180,000 of fees and expenses relating to the transactions contemplated by this Agreement (other than the Loan and the Guarantee) of each of, the Blackstone Entities on the one hand, and the NBCU Entities on the other hand, shall be paid by Holding I and Holding II in proportion to their respective ownership interests in UCDP.

8.8                                 Public Announcements. Unless otherwise required by applicable law, prior to the Closing Date, no press release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto, without the prior written approval of the other parties hereto. Prior to issuing a press release or other public announcement required by applicable law, the Blackstone Entities and the NBCU Entities shall consult with each other and each party hereto shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, the Blackstone Entities and the NBCU Entities shall mutually agree on the form of such press release or other public announcement.

8.9                                 Severability. If any term or provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable, all other terms and provisions of this Agreement shall not be affected and shall remain in full force and effect, and the validity and enforceability of the offending term or provision shall not be affected in any other situation or in any other jurisdiction.

8.10                           Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

8.11                           Choice of Forum. Each party hereto: (a) consents to submit itself to the personal jurisdiction of the U.S. District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts sitting in the State of New York.

8.12                           Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 8.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.13                           Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

BLACKSTONE UTP CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C.

By:	/s/ Howard A. Lipson
Name:	Howard A. Lipson
Title:	Member

BLACKSTONE UTP CAPITAL PARTNERS A L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

By:	/s/ Howard A. Lipson
Name:	Howard A. Lipson
Title:	Member

BLACKSTONE UTP OFFSHORE CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C.

By:	/s/ Howard A. Lipson
Name:	Howard A. Lipson
Title:	Member

BLACKSTONE FAMILY MEDIA PARTNERSHIP III L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C.

By:	/s/ Howard A. Lipson
Name:	Howard A. Lipson
Title:	Member

UNIVERSAL CITY PROPERTY MANAGEMENT II LLC

By:	/s/ Tom Williams
Name:	Tom Williams
Title:

VIVENDI UNIVERSAL ENTERTAINMENT LLLP

By:	/s/ Lynn Calpeter
Name:
Title:

USI ENTERTAINMENT, INC.

By:	/s/ Lynn Calpeter
Name:
Title:

UNIVERSAL STUDIOS, INC.

By:	/s/ Lynn Calpeter
Name:
Title:

NBC UNIVERSAL, INC

By:	/s/ Lynn Calpeter
Name:
Title:

UNIVERSAL CITY FLORIDA HOLDING CO. I

By:	UNIVERSAL CITY PROPERTY MANAGEMENT II LLC

	By:	/s/ Tom Williams
	Name:	Tom Williams
Title:

By:	BLACKSTONE UTP CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

By:	BLACKSTONE UTP CAPITAL PARTNERS A L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

By:	BLACKSTONE UTP OFFSHORE CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

By:	BLACKSTONE FAMILY MEDIA PARTNERSHIP III L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

UNIVERSAL CITY FLORIDA HOLDING CO. II

	By:	UNIVERSAL CITY PROPERTY MANAGEMENT II LLC

		By:	/s/ Tom Williams
		Name:	Tom Williams
Title:

By:	BLACKSTONE UTP CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

By:	BLACKSTONE UTP CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

By:	BLACKSTONE UTP OFFSHORE CAPITAL PARTNERS L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member

By:	BLACKSTONE FAMILY MEDIA PARTNERSHIP III L.P.

	By:	BLACKSTONE MEDIA MANAGEMENT ASSOCIATES III L.L.C

		By:	/s/ Howard A. Lipson
		Name:	Howard A. Lipson
		Title:	Member